                                                                   EXHIBIT 10.22

                  EQUITY INVESTMENT AND PARTNERSHIP AGREEMENT

     THIS EQUITY INVESTMENT AND PARTNERSHIP AGREEMENT (this "Agreement") is made as of this 31st day of March, 2000 (the "Effective Date") by and between inChorus.com, a Nevada corporation having its principal place of business at, 2041 Mission College Blvd., Suite 259, Santa Clara, CA 95054 USA (hereinafter referred to as "inChorus.com") and eNews Corporation, a corporation duly incorporated under the laws of Japan and having its principal place of business at 21st Floor 1-8-1 Otemachi Chiyeda-Ko Tokyo (hereinafter referred to as "eNews").

                                   RECITALS

     WHEREAS, inChorus.com is a technology-based, global Internet multimedia email solution company that has developed proprietary patent pending multimedia technology that permits global distribution of extremely high quality rich media email solutions;

     WHEREAS, eNews is a newly-formed corporation primarily engaged in the business of providing rich media email marketing and financial information;

     WHEREAS, each party agrees that their mutual goal is to work to establish a profitable business venture, such that both parties realize monetary and other benefits therefrom; and

     WHEREAS, the parties, therefore, agree to the following terms, which support their mutual goals and agreements.

     NOW, THEREFORE, IN VIEW OF THE MUTUAL COVENANTS AND CONDITIONS CONTAINED HEREIN, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, IT IS AGREED AS FOLLOWS:

                                   AGREEMENT

1.   Equity Investment of inChorus.com in eNews.
     -------------------------------------------

     1.1 Concurrent with the execution of this Agreement the Parties shall enter into an exclusive three-year software license agreement pursuant to the License Agreement, attached hereto as Exhibit A and incorporated herein by this
                                      ---------
reference (the "License Agreement"). The License Agreement provides for, among other things, the exclusive license to eNews of development and marketing rights to that certain Japanese version of the inChorus Pro software technology in Japan.

     1.2 inChorus.com shall invest 15,000,000 Japanese Yen in eNews. The funds will be wired upon the closing of the transactions contemplated by this Agreement, including but not limited to the execution of the License Agreement, attached hereto as Exhibit A, (the "Closing").
                   ---------

     1.3  At the Closing, inChorus.com shall receive a voting equity interest in eNews equal to twenty five percent (25%) of the total outstanding voting equity of eNews based on the post-first round valuation and capitalization contemplated by the parties hereto and that certain schedule of proposed investors attached hereto as Exhibit B and incorporated herein by this reference
                             ---------
(such equity investment shall be referred to herein as the "Shares"). Notwithstanding the preceding sentence, inChorus.com acknowledge and agree that eNews intends to go public in the foreseeable future and, for this purpose, that eNews may, subject to the approval of the shareholders and/or directors in accordance with the provisions of the Company Code of Japan, seek outside investors for additional capital injections, the result of which may affect proportional shareholding of inChorus.com,

     1.4 Effective at the Closing, inChorus.com shall be granted two (2) seats on eNews' Board of Directors, and shall retain such Board seats for the duration of this Agreement. eNews shall not increase the number of Board seats above 8 without the prior approval of inChorus.com. eNews represents and warrants to inChorus.com that its Board of Directors will compose with up to total of eight
(8) members. Any increase in number of Board Director shall be consented and agreed by the Board.

2.   Closing.
     -------

     2.1 Time and Place. The closing for the sale of the Shares (the "Closing") from eNews to InChorus.com shall take place concurrently with the execution of this Agreement by all parties, or at such other place and time as the parties hereto may agree.

     2.2 Procedures at Closing. The following shall take place on or before fifteen (15) days from the Closing:

          (a) eNews shall deliver to inChorus.com the certificate(s) representing the Shares of eNews being sold hereunder.

          (b) eNews shall deliver to inChorus.com complete, correct and applicable copies of (i) the articles of incorporation, bylaws and other charter or organizational documents of eNews, including all amendments thereto, and (ii) the stock records of the meetings and other proceedings of the shareholders (or other equity owners) and directors of eNews.

          (c) eNews shall deliver to inChorus.com, on a quarterly basis with original format, any and all financial information about eNews relevant to the investment contemplated herein, including, but not limited to, revenue and other financial projections for the first three years following the Effective Date of this Agreement.

(20%), eNews shall furnish semi-annual financial statements to inChorus.com within thirty (30) days after the end of each such six-month period.

          (d) eNews will disclose to inChorus.com (i) all accounts maintained by eNews at any bank, savings and loan association or other financial institution, (ii) the name and location of the institution at which such account is maintained, (iii) the name in which such account is maintained, (iv) the account number of such account, (v) the current balance in such account, and
(vi) the names of all persons authorized to draw on or make withdrawals from such account.

          (e) inChorus.com shall pay to eNews the cash consideration for the Shares by check or wire transfer, as set forth above.

3.   Representations of eNews. eNews hereby represents and warrants to
     ------------------------
inChorus.com as follows.

     3.1 eNews (i) is a duly organized, validly existing "kk" corporation and in good standing under the laws of Japan, and (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted.

     3.2 eNews is not in violation or breach of (i) any of the provisions of its Articles of Incorporation, bylaws or other charter or organizational documents, or (ii) any resolution adopted by its shareholders or directors.

     3.3 The authorized capital stock of eNews consists of 800 (eight hundred) shares of common stock of a single class, of which 800 (eight hundred) shares are issued and outstanding. There are no (i) outstanding options, warrants or rights to acquire any shares of the capital stock or other securities of eNews, or (ii) outstanding securities or obligations which are convertible into or exchangeable for any shares of the capital stock or other securities of eNews. The Board of Directors will decide on granting stock options to Board directors and employees of eNews up to ten percent (10%) of the total outstanding stocks.

     3.4 The financial information provided in Section 2.2(c) above is accurate, contains no material omission or misrepresentation and presents fairly the financial position of eNews as of the respective dates thereof and the consolidated results of operations and changes in financial position of eNews for the respective periods covered thereby.

     3.5 There is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or, threatened against or with respect to eNews, which (i) if adversely determined would have an adverse effect on the business, condition, assets, operations or prospects of eNews or (ii) challenges any of the actions required to be taken by eNews under this Agreement. To the knowledge of eNews, there exists no basis for any such action, suit, proceeding, dispute, litigation, claim, complaint or investigation.

     3.6 The execution and delivery of this Agreement and the performance of its obligations hereunder, has been duly authorized by all necessary corporate actions of eNews. This Agreement constitutes a legal, valid and binding obligation of eNews enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, as well as general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.   Representation and Warranties of inChorus.com. inChorus.com represents and
     ----------------------------------------------
warrants to eNews as follows:

     4.1 The Shares purchased by inChorus.com hereunder are acquired for its own account, not as nominee or agent, and not with a view to the sale or distribution of any part thereof, and as such, inChorus.com has no present intention of selling, granting participation in or otherwise distributing the same.

     4.2 inChorus.com understands that the Shares will not be registered under the securities laws of Japan or any other jurisdiction.

     4.3 inChorus.com acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment pursuant to this Agreement.

     4.4 The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate actions of inChorus. This Agreement constitutes a legal, valid and binding obligation of inChorus enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, as well as general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.   Survival of Representations and Warranties. The representations and
     ------------------------------------------
warranties of eNews set forth in this Agreement and the representations and warranties of such party set forth in the instruments and other documents delivered pursuant hereto or in connection herewith prior to or at the Closing
(i) shall survive, and shall not be affected by, the Closing and (ii) shall not be affected by any information furnished to, or any investigation made by, any other party hereto or any of such other party's employees, attorneys, accountants or other representatives.

6.   Indemnification. The parties shall indemnify and hold each other, and their
     ---------------
respective agents, affiliates, employees, shareholders, directors, and officers harmless from and against any loss that is directly or indirectly suffered or incurred at any time by the indemnified party and that arises directly or indirectly out of or by virtue of, or is directly or indirectly connected with,
(i) any breach of this Agreement by the indemnifying party; (ii) any inaccuracy or misrepresentation of any of the representations and warranties of the indemnifying party; or (iii) the failure of such indemnifying party to perform any of its covenants or obligations contained in this Agreement. The party hereto seeking indemnification shall promptly notify the other party in writing of any notice or claim of such breach of this Agreement and shall permit the indemnifying party to control, in a manner not adverse to the other party, the defense, settlement, adjustment or compromise of any such claim using counsel reasonably acceptable to the party seeking indemnification. The party seeking indemnification may employ counsel, at its own expense (provided that if such counsel is necessary because of a conflict of interest of either the other party or its counsel or because the other party does not assume control, then the other party shall bear such expense), to assist it with respect to any such claim. The party seeking indemnification shall not enter into any settlement that affects the other party's rights or interest without that other party's prior written approval. The party seeking indemnification shall have no authority to settle any claim on behalf of the other party.

7.   Term and Termination.
     --------------------

     7.1 Term. This Agreement shall remain in effect for three years from the Effective Date unless it is terminated earlier under the terms herein.

     7.2 This Agreement may be renewed ninety (90) days prior to each expiration date of the Agreement. All the terms and conditions will be negotiated during the renewal period. Should any other companies propose to inChorus.com a similar business partnership similar to the nature of this Agreement, inChorus.com will consent with eNews first and eNews will have ten
(10) working days based on Japanese calendar to make a better offer to inChorus.com.

     7.3 Termination for Cause. Either party may terminate this Agreement as follows:

          (a) Bankruptcy. Either party may immediately terminate this Agreement upon written notice to the other party in the event that proceedings in bankruptcy or insolvency are instituted by or against the other party, or a receiver is appointed, or if any substantial part of the assets of the other party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within thirty (30) days after its commencement or institution.

          (b) Material Breach. A party may terminate this Agreement if the other party commits a material breach of any of the terms or provisions of this Agreement and does not cure such breach within thirty (30) days after receipt of written notice given by the non-breaching party.

8.   Miscellaneous.
     -------------

     8.1 Assignment. A party shall not assign all or any portion of its interest in this Agreement without the prior written consent of the other party.

     8.2 Waiver. Failure or neglect by either party to enforce at any time any of the provisions of this agreement shall not be construed or deemed to be a waiver of that party's rights under this agreement.

     8.3 Survival of Agreements and Representations and Warranties. All agreements, representations and warranties contained herein or made in writing in connection herewith, to the extent applicable, shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     8.4 No Exclusive Remedy. No remedy herein conferred upon a party to this Agreement is intended to be exclusive of any other remedy, and each such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, or in equity or by statute or otherwise.

     8.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing, addressed to a party at such party's address as set forth in the introductory paragraph of this Agreement, and shall be deemed to have been given (i) when hand delivered, including delivery by messenger or courier service (or if delivery is refused, at the time of refusal), to the address set forth below, (ii) when received or refused as evidenced by the postal receipt if sent by United States mail as Certified Mail, Return Receipt Requested, with proper postage prepaid, addressed as set forth below or (iii) when received as evidenced by the transmission report of the telecopy machine of the transmitting party acknowledging a good transmission if sent by telecopy to the number of the party to which notice is given.

     8.6 Governing Law; Arbitration. This Agreement and any agreement resulting there from shall be governed by and construed under the laws of the State of California applicable to contracts fully performed in California, without regard to California conflicts. In the event a dispute of any kind or nature arises under this Agreement, any documents executed in connection with this Agreement, or any matters related to this Agreement, the parties shall, within ninety (90) days of the receipt by the other party of a demand for arbitration, select a mutually agreeable arbitrator and submit the dispute to such arbitrator for binding arbitration, through the American Arbitration Association Office in
-------------------
Santa Clara County, under the Commercial Arbitration Rules of the American Arbitration Association. If the parties are unable to agree upon an arbitrator, the arbitrator shall be appointed in accordance with the rules and procedures of the American Arbitration Association. The fees for the arbitration proceedings shall be forwarded by the party demanding arbitration. However, the arbitration fee shall be paid or reimbursed by the non-prevailing party, as determined by the arbitrator, who shall also award appropriate attorneys' fees and costs to the prevailing party.

     8.7 Entire Agreement. This Agreement and the License Agreement constitute the entire understanding and agreement of and between the parties with respect to the subject matter hereof and supersedes all prior representations and agreements, verbal or written. It shall not be varied, except by an instrument in writing subsequent hereto, duly executed by an authorized representative of each party. Paragraph headings hereinafter are for convenience only and shall not limit in any way the scope or interpretation of any provision to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers effective the day and year first written above.

eNews Corporation                       inChorus.com, Inc.


By: /s/ K. YAMAKAWA                     By: /s/ WILLIAM YUAN
    ---------------------                  ---------------------
Name: Kiyoshi Yamakawa                  Name: William Yuan

Title: President and CEO                Title: President and CEO


Date: March 31, 2000                    Date: March 31, 2000

                                   EXHIBIT A

                               LICENSE AGREEMENT

     THIS LICENSE AGREEMENT is entered into as of March 31, 2000, (the "Effective Date"), by and between inChorus.com, Inc., a Nevada corporation, having principal offices at 2041 Mission College Blvd., Suite 259, Santa Clara, CA 95054 USA (hereinafter referred to as "inChorus.com") and eNews Corporation, a corporation duly incorporated under the laws of Japan and having its principal place of business at ______________________ ("Licensee").

                                   AGREEMENT

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   SOFTWARE.

     1.1 Software. Subject to the terms and conditions of this Agreement and pursuant to the license in Section 2.2 below, Licensor agrees to license to Licensee certain software products (the "Software") which consists of the Japanese version of the inChorus Pro software capable of creating rich multimedia email attachments. Software includes copies of software provided on disks or other media or provided electronically, and any enhancements, modifications, updates, bug fixes or releases related thereto. Two (2) master copies of the Software shall be delivered to Licensee within forty-five (45) days of the effective date of that certain Equity Investment and Partnership Agreement by and between the parties hereto.

     1.2 Software Upgrades. All Software upgrades, enhancements and bug fixes for the Software shall be made available to Licensee no later than the date Licensor releases such upgrades, enhancements and bug fixes to any of its other licensees, customers, developers or integrators and at no additional charge unless otherwise expressly provided in this Agreement.

     1.3 Software Support. Licensee shall provide technical, marketing and development support upon written request from Licensee and for a fee to be mutually agreed upon in writing by the parties.

     1.4 Software Development. Any software development services that Licensor agrees to perform for Licensee shall be quoted and invoiced on a job-by-job basis.

2.   OWNERSHIP; GRANT OF RIGHTS

     2.1 Ownership. As between the parties, Licensor shall retain any and all title to and ownership of, and all proprietary rights with respect to, the Software, including any and all modifications, enhancements or derivative works created from the Software by

Licensee. Licensee is expressly prohibited under this Agreement from reverse engineering the Software.

     2.2 Software License. Licensor hereby grants Licensee an exclusive, non-transferable, revocable, royalty bearing license to the Software, limited to the geographic territory of the country of Japan, to the Software to :

     (a) use, reproduce and have reproduced, source code, object code or other copies of the Software from master or other copies of the Software provided by Licensor only for those purposes defined within the scope of the license granted herein;

     (b) sell, distribute, license, sub-license, lease, or offer to distribute, license or lease the Software to be incorporated and bundled into products or as incorporated into or in connection with or for use with any Licensee product or Licensee's joint partners' products by any means now known or developed in the future, through multiple tiers of distribution, including without limitation resellers, distributors, integrators, VARS and OEMs or directly to end users;

     (c) provide customer support (including, without limitation, to fix Software bugs) to any reseller, distributor, integrator, VAR, OEM, end user or other third party as necessary;

     (d) create messages, distribute e-mails and track e-mail results using the Software; and

     (d) sublicense and authorize the granting of sublicenses of all of the license rights granted to Licensee in this Section 2.2 to any third parties, provided that any such sublicensees agree in writing to be bound by the terms hereof.

     2.3 Licensor shall not grant any similar rights or licenses as described in this Section 2 to any other Japanese corporation without the express prior written consent of Licensee.

3.   FEES; ROYALTIES; PAYMENT; AUDIT RIGHTS

     3.1 Payment Terms. Based on the terms and conditions defined in the Exhibit B attached with this Agreement.

     3.2 Royalties. Licensee shall pay Licensor a royalty equivalent to ten percent (10%) of Licensee's total gross revenues from any and all use, sale, distribution, advertising, creation, distribution or tracking services or any other activity described above in Section 2 of this Agreement. Royalties shall be calculated from the first anniversary date plus forty-five (45) days and shall be due and payable in total at the end of each calendar quarter thereafter.

     3.3 Reports and Audits. Licensee shall provide a report with each quarterly payment described above in Section 3.2, which shall include all information required to calculate the quarterly royalty due to Licensor. Licensor or its duly authorized representatives shall have the right, upon at least thirty (30) days' written notice to Licensee, to inspect the books, records, and all other documents and material in the possession of or under the control of Licensee with respect to the subject matter of this Agreement at the place or places where such records are normally retained. Licensor shall have free and full access thereto for such purposes, and shall be permitted to be able to make copies thereof and extracts therefrom. Licensee shall maintain and keep accessible and available for inspection all books and records relative to the subject matter of this Agreement for at least three (3) years after termination of this Agreement.

4.   REPRESENTATIONS AND WARRANTIES

     4.1 The parties hereto warrant and represent to each other that they have the full power to enter into this Agreement and to carry out its obligations hereunder.

     4.2 NO OTHER WARRANTIES ARE EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5. INDEMNIFICATION. The parties agree to indemnify, defend and hold each other harmless, along with their officers, directors, employees, shareholders, customers, agents, successors and assigns from and against any and all loss, damage, settlement or expense (including legal expenses), as incurred, resulting from or arising out of any claims which allege that one party hereto has breached its obligations under this Agreement. The party hereto seeking indemnification shall promptly notify the other party in writing of any notice or claim of such breach of this Agreement and shall permit the indemnifying party to control, in a manner not adverse to the other party, the defense, settlement, adjustment or compromise of any such claim using counsel reasonably acceptable to the party seeking indemnification. The party seeking indemnification may employ counsel, at its own expense (provided that if such counsel is necessary because of a conflict of interest of either the other party or its counsel or because the other party does not assume control, then the other party shall bear such expense), to assist it with respect to any such claim. The party seeking indemnification shall not enter into any settlement that affects the other party's rights or interest without that other party's prior written approval. The party seeking indemnification shall have no authority to settle any claim on behalf of the other party.

6.   CONFIDENTIALITY

     6.1 Each party agrees that all source and object code, trade secrets, software, inventions, algorithms, know-how and ideas and all other business, technical and financial information it obtains from the other are the confidential property of the disclosing party ("Proprietary Information" of the disclosing party). Except as expressly allowed herein, the receiving party will hold in confidence and not use or disclose any Proprietary Information of the disclosing party, shall take reasonable protective measures to insure same (and at least the same measures it takes for its own Proprietary Information) and shall similarly bind its employees in writing. The receiving party shall not be obligated under this Section with respect to information the receiving party can document:

          (a) is or has become readily publicly available without restriction through no fault of the receiving party or its employees or agents; or

          (b) is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information; or

          (c) was rightfully in the possession of the receiving party without restriction prior to its disclosure by the other party; or

          (d) was independently developed by employees or consultants of the receiving party; or

          (e)  is required to be disclosed by law.

     6.2 If either party breaches any of its obligations with respect to confidentiality, or if such a breach is likely to occur, the other party shall be entitled to equitable relief, including specific performance or an injunction, in addition to any other rights or remedies, including money damages, provided by law.

     6.3 The parties shall treat the terms and conditions and the existence of this Agreement as Proprietary Information. Each party shall obtain the other's consent prior to any publication, presentation, public announcement or press release concerning the existence or terms and conditions of this Agreement.

7. LIMITATION OF LIABILITY. EXCEPT UNDER SECTION 5 OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT.

8. TERM; TERMINATION. This Agreement and the rights and obligations hereunder shall remain in effect for three (3) years from the Effective Date.

     8.1 Termination for Cause. This Agreement may be terminated by any party for cause immediately by written notice upon the occurrence of any of the following events:

          (a) If the other ceases to do business, or otherwise terminates its business operations or if there is a material change in control of the other; or

          (b) If the other breaches any provision of this Agreement and fails to cure such breach within thirty (30) days of written notice describing the breach; or

          (c) If the other becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within ninety (90) days).

          (d) InChorus.com will deposit a Japanese version of the Software in a mutually agreed escrow account. Should inChorus.com file a bankruptcy, then the Japanese version of the Software deposited in the escrow account shall be released to eNews.

9.   MISCELLANEOUS

     9.1 Survival. Sections 4, 5, 6 & 7 shall survive termination or expiration of this Agreement.

     9.2 Notices. All notices shall be sufficient only if personally delivered, delivered by telecopy, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested, to either party at its address set forth above or such other address as such party may provide by notice pursuant to this Section. If not received sooner, notice by mail shall be deemed received five (5) days after deposit in the U.S. mails, properly addressed, with first class postage prepaid. Notice by telecopy shall be deemed received at the time sent or the next working day if such time is not during a working day.

     9.3 Governing Law; Arbitration. This Agreement and any action related thereto shall be governed, controlled, interpreted and defined by and under the laws of the State of California and the United States, without regard to the conflicts of laws provisions thereof. In the event a dispute of any kind or nature arises under this Agreement, any documents executed in connection with this Agreement, or any matters related to this Agreement, the parties shall, within ninety (90) days of the receipt by the other party of a demand for arbitration, select a mutually agreeable arbitrator and submit the dispute to such arbitrator for binding arbitration, through the American Arbitration
                    -------------------
Association Office in Santa Clara County, under the Commercial Arbitration Rules of the American Arbitration Association. If the parties are unable to agree upon an arbitrator, the arbitrator shall be appointed in accordance with the rules and procedures of the American Arbitration Association. The fees for the arbitration proceedings shall be forwarded by the party demanding arbitration. However, the arbitration fee shall be paid or reimbursed by the non-prevailing party, as determined by the arbitrator, who shall also award appropriate attorneys' fees and costs to the prevailing party.

     9.4 Waivers and Amendments. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof include any other right, power or privilege. This Agreement may not be amended, changed, discharged or terminated except by a written document signed by duly authorized officers of the parties.

     9.5 Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall only apply to such provision and shall not render this Agreement unenforceable or invalid as a whole; and, in such event, such provision shall be modified or interpreted so as to best accomplish the objective of such unenforceable or invalid provision within the limits of applicable law or applicable court decision and the manifest intent of the parties hereto.

     9.6 Taxes. If any payment made by eNews to inChorus.com under this Agreement is subject to the withholding tax imposed by the Japanese tax authorities, eNews may deduct the applicable withholding tax from its payments and pay the balance to inChorus.com. In such event, eNews shall promptly procure a tax certificate from the Japanese tax authority and send it to inChorus.com so that it may claim the tax audit to the U.S. tax authorities.

     9.7 Relationship of the Parties. In fulfilling its obligations under this Agreement, each party shall be acting as an independent contractor. This Agreement does not make either party the employee, agent or legal representative of the other.

     9.8 Basis of Bargain. EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

     9.9 Entire Agreement. This Agreement is the complete agreement between the parties hereto concerning the subject matter of this Agreement, and replaces any contemporaneous or prior written or oral communications between the parties. There are no conditions, understandings, agreements, representations or warranties, expressed or implied, which are not specified herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons duly authorized as of the date and year first above written.


LICENSOR:                               INCHORUS.COM, INC.


                                        By: /s/ William Yuan
                                            __________________________________

                                        Name: William Yuan
                                              _______________________________

                                        Title: CEO and President
                                               ______________________________



LICENSEE:                               ENEWS CORPORATION


                                        By: /s/ K. Yamakawa
                                            __________________________________

                                        Name: Kiyoshi Yamakawa
                                              _______________________________

                                        Title: President
                                               ______________________________

                                   EXHIBIT B

                                ENews Financing

1. eNews will close its first round of financing by May 31, 2000, in the amount of 40,000,000 Japanese yen (USD $400,000). Upon the close of this round, eNews will pay the sum of USD $100,000 to inChorus.

2. eNews will close its second round of financing by June 30, 2000, in the amount of 20,000,000 Japanese yen (USD $200,000). inChorus will invest the sum of 15,000,000 Japanese yen (approximately USD $150,000) in this round, at a price per share of 50,000 Japanese yen (approximately USD $500). Upon the close of this round, eNews will pay the sum of USD $50,000 to inChorus.

3.   eNews will close its third round of financing by July 31, 2000.

4. eNews will make payments to inChorus whenever it closes a round of financing. Such payments will be equal to 25% of the financing so closed. These payments will continue until that certain obligation of eNews to inChorus, in the amount of $1,000,000, provided in the Agreement is paid in full.

5. In any event, eNews will pay the entire $1,000,000 balance to inChorus no later than 120 days after the date of the Agreement.